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                                                                   EXHIBIT 99.4

                [LOGO OF THE WALT DISNEY COMPANY APPEARS HERE]


                                                              November 13, 1995

Dear Disney Owner:

  You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of The Walt Disney Company ("Disney") to be held on January 4, 1996, at 10:00 a.m., local time, at The Waldorf-Astoria Hotel, 301 Park Avenue, New York, New York.

  At the Special Meeting, you will be asked to approve the acquisition by Disney of Capital Cities/ABC, Inc. ("Capital Cities") pursuant to an Amended and Restated Agreement and Plan of Reorganization (the "Reorganization Agreement") dated as of July 31, 1995.

  Upon completion of this acquisition:

  . Disney and Capital Cities will become wholly owned subsidiaries of a new holding company to be renamed "The Walt Disney Company" ("New Disney");

  . each outstanding share of Disney Common Stock will be converted into one share of New Disney Common Stock; and

  . each outstanding share of Capital Cities Common Stock will be converted into the right to receive one share of New Disney Common Stock plus $65 in cash or, at the shareholder's election (and subject to proration) either cash or shares of New Disney Common Stock with a value equal to the value of $65 plus one share of Disney Common Stock (calculated over a ten trading day period preceding the effective time of the acquisition). The maximum amount of cash to be paid as merger consideration to Capital Cities shareholders may be increased in Disney's sole discretion at any time prior to the fifth business day following the deadline for submission of elections by Capital Cities shareholders. See "THE REORGANIZATION AGREEMENT--Capital Cities Merger Consideration" in the accompanying Joint Proxy Statement/Prospectus.

  A detailed description of the Reorganization Agreement and the proposed acquisition of Capital Cities is set forth in the accompanying Joint Proxy Statement/Prospectus, which you should read carefully.

  After careful consideration, your Board of Directors has determined that the transactions contemplated by the Reorganization Agreement are in the best interests of the stockholders of Disney. Accordingly, the Board has approved the Reorganization Agreement and recommends that all Disney stockholders vote for its approval. I firmly believe--as does your entire Board of Directors-- that combining the complementary production and distribution capabilities, management and financial resources of Disney and Capital Cities will create a company that is even better positioned to meet the increased challenges of a rapidly changing entertainment and media industry.

  At the Special Meeting, you also will be asked to consider and approve the adoption of the 1995 Stock Incentive Plan and the rules relating thereto (the "1995 Plan"), and an amendment to the 1990 Stock Incentive Plan and the rules relating thereto (the "1990 Plan"), to conform the 1990 Plan (the "Amended 1990 Plan") to the proposed 1995 Plan (collectively, the "Disney Option Proposal"). The terms of the 1995 Plan and the Amended 1990 Plan are described in the accompanying Joint Proxy Statement/Prospectus, which you should read carefully. Your Board of Directors also recommends that all Disney stockholders vote for the Disney Option Proposal.
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  Your vote is important. FAILURE TO VOTE OR TO RETURN YOUR PROXY CARD WILL
HAVE THE SAME EFFECT AS A VOTE AGAINST THE ACQUISITION. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN, I URGE YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE AS SOON AS POSSIBLE. You may, of course, attend the Special Meeting and vote in person, even if you have previously returned your proxy card.

                                          Sincerely yours,

                                          /s/ Michael D. Eisner

                                          Michael D. Eisner
                                          Chairman of the Board and Chief
                                          Executive Officer

                            YOUR VOTE IS IMPORTANT
                    PLEASE SIGN, DATE AND RETURN YOUR PROXY